SUBSCRIPTION AGREEMENT

Series B Cumulative Preferred Stock & Warrants

of

FAT Brands, Inc.

This Subscription Agreement (this “Subscription Agreement”) relates to my/our agreement to purchase shares of Series B Cumulative Preferred stock (the “Shares”), par value $[●] per share and warrants (each, a “Warrant”) to purchase 0.60 shares of common stock, par value $0.0001 per share of the Company ("Common Stock”) per Warrant, at an exercise price of $8.50 per share of Common Stock, to be issued by Fat Brands Inc., a Delaware corporation (the “Company”), for a purchase price of $25.00 per Share and accompanying Warrant (collectively, the “Securities”), for a total purchase price as indicated during the online subscription process (“Subscription Price”), subject to the terms, conditions, acknowledgments, representations and warranties stated herein and in the Offering Circular for the sale of the Shares, dated May__, 2019 (the “Offering Circular”). Capitalized terms used but not defined herein shall have the meanings given to them in the Offering Circular.

I am authorizing the Selling Agents to debit funds equal to the amount of the Subscription Price from my account at Cambria Capital, LLC or My IPO that is owned by the investor and held at Folio Investments, Inc. (“Folio”), as the clearing firm for the exclusive benefit of such investor. I understand that if I wish to purchase Securities, I must complete this Subscription Agreement and have sufficient funds in my Cambria Capital, LLC or My IPO account at the time of the execution of this Subscription Agreement. In the event that the offering is terminated, then the Securities will not be sold to investors pursuant to this offering, and if any portion of the Securities is not sold in the offering, funds for such unsold Securities will not be debited from my Cambria Capital, LLC or My IPO account at closing.

In order to induce the Company to accept this Subscription Agreement for the Securities and as further consideration for such acceptance, I hereby make, adopt, confirm and agree to all of the following covenants, acknowledgments, representations and warranties with the full knowledge that the Company and its affiliates will expressly rely thereon in making a decision to accept or reject this Subscription Agreement:

1. Investor Eligibility Certifications. I understand that to purchase Securities, I must either be an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), or I must limit my investment in the Securities to a maximum of: (i) 10% of my net worth or annual income, whichever is greater, if I am a natural person; or (ii) 10% of my revenues or net assets, whichever is greater, for my most recently completed fiscal year, if I am a non-natural person. I understand that if I am a natural person I should determine my net worth for purposes of these representations by calculating the difference between my total assets and total liabilities. I understand this calculation must exclude the value of my primary residence and may exclude any indebtedness secured by my primary residence (up to an amount equal to the value of my primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Securities. I hereby represent and warrant that I meet one of the following qualifications to purchase Securities:

a.	The aggregate purchase price for the Securities I am purchasing in the offering does not exceed 10% of my net worth or annual income, whichever is greater.

b.	I am an accredited investor.

2. I understand that the Company reserves the right to, in its sole discretion, accept or reject this subscription, in whole or in part, for any reason whatsoever, and to the extent not accepted, unused funds will remain in my account.

3. I have received the Offering Circular.

4. I accept the terms of the Certificate of Incorporation and the Certificate of Designation establishing the Series B Preferred Stock of the Company.

5. I am purchasing the Securities for my own account.

6. I hereby represent and warrant that I am not on, and am not acting as an agent, representative, intermediary or nominee for any person identified on, the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, I have complied with all applicable U.S. laws, regulations, directives, and executive orders relating to anti-money laundering, including but not limited to the following laws: (1) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and (2) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001. By making the foregoing representations you have not waived any right of action you may have under federal or state securities law. Any such waiver would be unenforceable. The Company will assert your representations as a defense in any subsequent litigation where such assertion would be relevant. This Subscription Agreement and all rights hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws.

7. Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Subscription Agreement's electronic signature include your signing this Subscription Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Subscription Agreement will be available to both you and the Company, as well as any associated brokers, so they can store and access it at any time, and it will be stored and accessible on Banq.co®. You and the Company each hereby consent and agree that electronically signing this Subscription Agreement constitutes your signature, acceptance and agreement as if actually signed by you in writing. Further, all parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between you and the Company. You understand and agree that your e-signature executed in conjunction with the electronic submission of this Subscription Agreement shall be legally binding and such transaction shall be considered authorized by you. You agree your electronic signature is the legal equivalent of your manual signature on this Subscription Agreement and you consent to be legally bound by the terms of this Subscription Agreement. Furthermore, you and the Company each hereby agree that all current and future notices, confirmations and other communications regarding this Subscription Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record of each party as may from time to time be changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communication being diverted to the recipient’s spam filters by the recipient’s email service provider, or due to a recipient's change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to you, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that you desire.

Your Consent is Hereby Given: By signing this Subscription Agreement electronically, you are explicitly agreeing to receive documents electronically including your copy of this signed Subscription Agreement as well as ongoing disclosures, communications and notices.

BY ELECTRONICALLY SIGNING THIS AGREEMENT, I CERTIFY THAT I HAVE THE AUTHORITY TO ENTER INTO THIS SUBSCRIPTION AGREEMENT ON BEHALF OF THE PERSON(S) OR ENTITY FOR WHOSE ACCOUNT THIS SUBSCRIPTION IS PLACED.